Exhibit 21.1
i3 Verticals, Inc.
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Doing Business As Name
(Including d/b/a name, if applicable)
3V ImageSoft (CAN) B.C. Ltd.	Canada
ACS-Medical Business Solutions, LLC	Delaware	ACS
Ad Valorem Records, Inc.	Texas	AVR, Inc.
Celtic Cross Holdings, Inc.	Arizona	Celtic
Celtic Global, Inc.	Arizona
Celtic Nominee Holdings, LLC	Delaware
Celtic Products, L.L.C.	Arizona
Celtic Systems Private Limited	India
CP-DBS, LLC	Delaware	PaySchools
CP-PS, LLC	Delaware
DuxWare, LLC	Delaware	DuxWare
Fairway Payments, LLC	Virginia	Fairway Payments
H-Pac Computer Systems, LLC	Delaware	HealthPac
i3 Healthcare Solutions, LLC	Delaware
i3 Holdings Sub, Inc.	Delaware
i3 MSI Consulting, LLC	Arkansas	MSI
i3 Verticals Management Services, Inc.	Delaware
i3 Verticals, LLC	Delaware
i3-Aero, LLC	Delaware
i3-Axia, LLC	Delaware	Axia Payments
i3-Bearcat, LLC	Delaware	NETData; GHS
i3-BIS Indiana, LLC	Indiana
i3-BIS, LLC	Delaware	Business Information Systems
i3-CSC, LLC	Delaware
i3-EMS, LLC	Delaware	EMS
i3-ImageSoft, LLC	Delaware	ImageSoft
i3-iMed, LLC	Delaware	iMed
i3-Infin, LLC	Delaware	Infintech
i3-Milestone, LLC	Delaware	Milestone
i3-MPN, LLC	Delaware	SchoolPay
i3-One, LLC	Delaware	onePOS
i3-PBS, LLC	Delaware	Practical Business Solutions; RU Practical
i3-Randall, LLC	Delaware	Randall Data Systems
i3-Software & Services, LLC	Delaware	Software & Services
i3-Splash, LLC	Delaware	iGov Solutions
i3-SSI, LLC	Delaware	SSI

i3 Verticals, Inc.
LIST OF SUBSIDIARIES (CONTINUED)

Kiriworks, LLC	Delaware	Kiriworks
Mentis Technology, Inc.	Delaware	Mentis
mobileAxept North America, Inc.	Minnesota	mobileAxept
Monetra Technologies, LLC	Delaware	Monetra
On-Line Information Services, Inc	Alabama	OLIS
Pace Payment Systems, Inc.	Delaware	Pace
Pace Payments, Inc.	Delaware	Pace
San Diego Cash Register Company, Inc.	California	SDCR